United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 15, 2011

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2011, the Board of Directors of iSECUREtrac Corp. (the “Company”) unanimously approved the appointment of Joseph M. Schwaller as a director of the Company.   Mr. Schwaller has nearly 20 years of experience as an IT executive and is currently President / COO at GlobalNetWatch, Inc., an Omaha based company that an provides an outsourced solution utilized by web management worldwide to externally measure the performance and availability of an organization's entire Internet presence, including web sites, web based applications and infrastructure components such as DNS, FTP, and Email servers.

The appointment of Mr. Schwaller fills one of the four vacant positions on the Company’s Board of Directors resulting from the resignation on June 30, 2011 of the directors appointed by Mykonos 6420 LP (“Mykonos”), as the sole holder of the Company’s Series C 8% Cumulative, Compounding Exchangeable Preferred Stock.  Mykonos, together with Crestpark LP, Inc. (“Crestpark”), the sole holder of the Company’s Series D 8% Cumulative, Compounding Exchangeable Preferred Stock have the right to appoint four of the seven directors of the Company and to appoint successors to any director appointed by them who resigns or is removed from the Board of Directors.  However, the Company has been notified by Mykonos and Crestpark that neither of them have any current intentions to exercise their right to appoint Company directors.

The Board of Directors has determined that Mr. Schwaller is an independent director using the independence guidelines in Section 303A.02 of the New York Stock Exchange listing standards and the additional guidelines set forth in the Company’s Guidelines on Significant Corporate Governance Issues.  At this time, Mr. Schwaller has not been appointed to serve on any standing committees of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

By:	/s/ Peter A. Michel
Peter A. Michel
Chief Executive Officer

November 18, 2011